UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51582	56-2542838
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 2200 Houston, Texas		77046
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 350-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in Item 8.01 of this Current Report on Form 8-K supplements prior disclosures and is incorporated by reference into this Item 3.02.

Item 8.01 Other Events

As previously disclosed, on April 27, 2011, Hercules Offshore, Inc. (“Hercules Offshore” or the “Company”) completed the previously announced acquisition of assets from Seahawk Drilling, Inc. (“Seahawk”) and certain of its subsidiaries. The assets acquired primarily consisted of 20 jackup rigs located in the U.S. Gulf of Mexico and related equipment, accounts receivable and certain contractual rights. The purchase price for the acquisition was funded by the issuance of approximately 22.3 million shares of Hercules Offshore common stock and cash consideration of approximately $25 million, subject to post-closing adjustments. These post-closing adjustments resulted in a net reduction of 256,459 shares in the share component of the purchase price.

A Chapter 11 bankruptcy plan of reorganization of Seahawk and the other sellers (the “Seahawk Plan”) was approved on September 27, 2011 by the U.S. Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. In October 2011, approximately 5.3 million shares of our common stock were distributed to certain lenders of Seahawk.

On December 22, 2011, the Bankruptcy Court approved a motion to allow an initial distribution of approximately 14.1 million shares of the Company’s common stock that had been reserved and held in escrow for the benefit of the holders of claims under the Seahawk Plan. Accordingly, these shares will be released to certain parties entitled to such shares in accordance with the order of the Bankruptcy Court and will be subject to resale on the Nasdaq market or in other transactions, as further described below.

The Company believes that the issuance of the shares of our common stock as part of the distribution, as provided in the Seahawk Plan and various court orders, will be made in accordance with Bankruptcy Code Section 1145. Accordingly, in general, recipients of these shares of common stock are expected to be able to resell the securities so received without registration, subject to certain exceptions for an affiliate or underwriter and otherwise as provided under Bankruptcy Code Section 1145. Recipients of such shares are advised to consult with their own legal advisors as to the availability of any exemption from registration under applicable law in any given instance and as to any applicable requirements or conditions to such availability, and the Company makes no representations concerning the right of any person to trade in the shares of the Company’s common stock issued under the Seahawk Plan.

Approximately 2.7 million shares of our common stock will remain in escrow under the Seahawk Plan after the initial distribution. These shares are subject to future distribution in accordance with the Seahawk Plan and as may be approved by the Bankruptcy Court.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: December 23, 2011	By:	/s/ James W. Noe
James W. Noe
Senior Vice President, General Counsel and Chief Compliance Officer